Exhibit 1.1

FORM OF DEALER-MANAGER AGREEMENT

__________, 2024

Moody Capital Solutions, Inc.

As Dealer-Manager

2458 Dunkerrin Lane

Atlanta, GA 30360

Ladies and Gentlemen:

The following will confirm our agreement relating to the proposed offering (the “Offering”) to be undertaken by FlexShopper Inc., a Delaware corporation (the “Company”), pursuant to which the Company will distribute to holders of record of its (i) common stock, par value $0.0001 per share (“Common Stock”), (ii) series 1 convertible preferred stock, par value $0.001 per share (“Series 1 Preferred”), and (iii) series 2 convertible preferred stock, par value $0.001 per share (“Series 2 Preferred”), non-transferable subscription rights (the “Subscription Rights”) as set forth in the Company’s registration statement on Form S-1 (File No. 333-282857) initially filed with the U.S. Securities and Exchange Commission (the “Commission”) on October 28, 2024, to subscribe for and purchase up to 35.0 million units (the “Units”), at a fixed subscription price (the “Unit Subscription Price”). Each Unit will consist of one share of Common Stock, one series A common stock purchase right (“Series A Right”), one series B common stock purchase right (“Series B Right”) and one series C common stock purchase right (“Series C Right” and, collectively with the Series A Right and Series B Right, the “Series Rights”), with each of the Series Rights entitling the holder to purchase one share of Common Stock. Shares of Common Stock and the Series Rights comprising the Units may only be purchased as a Unit but will be issued separately. The Subscription Rights and Series Rights are collectively referred to herein as the “Rights”. Shares of Common Stock underlying the Rights are referred to herein as the “Shares”. The maximum number of Shares that may be issued in the Offering is 70.0 million.

1. The Offering.

(a) The Company proposes to undertake the Offering pursuant to which each holder of Common Stock, Series 1 Preferred and Series 2 Preferred shall receive two Subscription Rights for every share of Common Stock held of record by such holder or into which the preferred stock is exercisable, as the case may be, at the close of business on ___________, 2024 (the “Record Date”). Holders of Subscription Rights (each, a “Holder”) will be entitled to subscribe for and purchase, at the Subscription Price, one Unit for every Subscription Right granted to Holders on the Record Date (the “Basic Subscription Right”) and an over-subscription privilege which will entitle Holders to purchase additional Units for which other Holders do not subscribe (the “Over-Subscription Privilege”).

(b) The Subscription Rights shall be non-transferable.

(c) Any Holder who fully exercises all Basic Subscription Rights issued to such Holder is entitled to subscribe for Units which were not otherwise subscribed for by other Holders pursuant to their Basic Subscription Rights (the “Over-Subscription Privilege”). The Over-Subscription Privilege shall allow a Holder to subscribe for any or all of the Units which were not otherwise subscribed for as of the Subscription Rights Expiration Date (as defined below). Units acquired pursuant to the Basic Subscription Right and the Over-Subscription Privilege are subject to certain limitations and pro rata allocation, as more fully discussed in the Prospectus (as defined below).

(d) Unless extended as provided in the Prospectus (as defined below), the Subscription Rights are intended to expire at 5:00 p.m., Eastern time, on __________, 2024 (the “Subscription Rights Expiration Date”). Notwithstanding the foregoing, the Company shall have the right to extend the Subscription Rights Expiration Date for up to an additional thirty (30) calendar days in its sole discretion, in which case all Basic Subscription Rights and Over-Subscription Privileges exercised during the extension period will be filled on a first-come, first-serve basis. The Company will announce any extension in a press release issued no later than 9:00 a.m., Eastern time, on the business day after the most recently announced expiration date.

The Series Rights are exercisable commencing on their date of issuance at an exercise price equal to the higher of (x) the Unit Subscription Price or (y)(i) in the case of the Series A Rights, 90% of the volume weighted average price (“VWAP”) of the Common Stock over the last three trading days prior to the expiration date of the Series A Rights, which is 30 days following the Closing Date of the Subscription Rights offering, but in any event not to exceed 150% of the Unit Subscription Price, (ii) in the case of the Series B Rights, 87.5% of the VWAP of the Common stock over the last three trading days prior to the expiration date of the Series B Rights, which is 60 days following the Closing Date of the Subscription Rights Offering, but in any event not to exceed 200% of the Unit Subscription Price, and (iii) in the case of the Series C Rights, 85% of the VWAP of the Common Stock over the last three trading days prior to the expiration date of the Series C Rights, which is 90 days following the Closing Date of the Subscription Rights Offering, but in any event not to exceed 250% of the Unit Subscription Price, with the exercise price in each instance rounded down to the nearest whole cent. If at the expiration date of each Series Right (each, a “Series Right Expiration Date”), the exercise price as determined above, is lower than the initial maximum amount paid, any excess subscription amount paid by a Holder will be promptly, returned to the Holder, without interest or penalty.

(e) All funds from the exercise of Rights shall be deposited with a bank or other financial institution and Continental Stock Transfer and Trust Company shall act as the subscription and escrow agent (the “Subscription Agent”). Funds from the exercise of Subscription Rights shall be held in a segregated escrow account pending a final determination of the number of Units to be issued pursuant to the exercise of Basic Subscription Rights and Over-Subscription Privileges. As soon as practicable after the Subscription Rights Expiration Date, the Company shall conduct a closing of the Subscription Rights. As soon as practicable after each Series Right Expiration Date, the Company shall conduct a closing as to each Series Right.

2. Appointment as Dealer-Manager; Role of Dealer-Manager.

(a) The Company has engaged Moody Capital Solutions, Inc. as the exclusive dealer-manager (the “Dealer-Manager”) in connection with the Offering, and authorizes the Dealer-Manager to act as such on its behalf in connection with the Offering, in accordance with this Dealer-Manager Agreement (this “Agreement”). Until the closing of the Series C Right Expiration Date, the Company will not solicit, negotiate with or enter into any agreement with any placement agent, financial advisor, dealer-manager, brokers, dealers or underwriters or any other person or entity in connection with the Offering. On the basis of the representations and warranties and agreements of the Company contained in this Agreement and subject to and in accordance with the terms and conditions hereof, the Dealer-Manager agrees that as Dealer-Manager it will, in accordance with its customary practice and to the extent requested by the Company, use its commercially reasonable efforts to (i) advise on pricing, structuring and other terms and conditions of the Offering, including whether to provide for transferability, tradability and over-subscription privileges and limits (it being acknowledged that such services have been previously provided pursuant to the engagement letter, dated as of September 20, 2024, between the Dealer-Manager and the Company (the “Engagement Letter”), (ii) provide guidance on general market conditions and their impact on the Offering, (iii) assist the Company in drafting a presentation that may be used to market the Offering to existing and potential investors, describing the proposed capital raise, the Company’s history and performance to date, track records of key executives, highlights of the Company’s business plan and the intended use of proceeds from the Offering, (iv) advise on the selection of the Information Agent and Subscription Agent (it being acknowledged that such advice has been previously rendered pursuant to the Engagement Letter), (v) assist the Company with its understanding of state blue sky laws, (vi) solicit the holders of the Rights to encourage them to exercise such Rights, and (vii) enter into selected dealer agreements with other registered broker-dealers and provide the Company with the opportunity to introduce the Company and make a presentation to such broker-dealers, in each case using its best efforts and in conformity with all applicable federal and state securities laws. Notwithstanding anything that may be to the contrary in this Agreement, the Company and the Dealer-Manager hereby agree that the Dealer-Manager will not underwrite the Offering, the Dealer-Manager has no obligation to act, and will not act, in any capacity as an underwriter in connection with the Offering, and the Dealer-Manager has no obligation to purchase or procure purchases of the Rights or Shares offered in connection with the Offering. The parties acknowledge and agree that the Dealer-Manager may perform certain of its services through its affiliates and any of its affiliates performing services hereunder shall be entitled to the benefits and be subject to the terms and conditions of this Agreement.

(b) The Company acknowledges and agrees that: (i) the terms of this Agreement are intended to be arm’s-length commercial transactions between the Company, on the one hand, and the Dealer-Manager, on the other hand; (ii) other than the obligations expressly set forth in this Agreement and the Engagement Letter, in connection therewith, the Dealer-Manager is not acting as a fiduciary of the Company; (iii) other than the obligations expressly set forth in this Agreement and the Engagement Letter, the Dealer-Manager has not assumed any agency or fiduciary responsibilities in favor of the Company with respect to the Offering or the process leading thereto (irrespective of whether the Dealer-Manager has advised or is currently advising the Company on other matters in its capacity as Dealer-Manager or otherwise) or any other obligation to the Company with respect to the Offering, except the obligations expressly set forth in this Agreement; and (iv) the Dealer-Manager may be engaged in a broad range of transactions that involve interests that differ from those of the Company which the Dealer-Manager may be under no obligation to disclose. The Company acknowledges that it has consulted its own legal and financial advisors with respect to its execution of and performance under this Agreement.

3. No Liability for Acts of Brokers, Dealers, Banks and Trust Companies. The Dealer-Manager shall not be subject to any liability (in tort, contract or otherwise) to the Company or the Company’s Subsidiaries, if any (as such term is defined in Rule 405 of the Securities Act of 1933, as amended (the “Securities Act”)), or Affiliates (as such term is defined in Rule 144 under the Securities Act) for any act or omission on the part of any broker or dealer in securities (other than the Dealer-Manager or any Affiliates of the Dealer-Manager) or any natural person, partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, or other entity or organization (each, a “Person”). Except as set forth herein or in the Engagement Letter, the Company agrees that it will not hold the Dealer-Manager liable for its own acts or omissions in performing its obligations as advisor or Dealer-Manager hereunder or otherwise in connection with the Offering or the related transactions, and except for any losses, claims, damages, liabilities and expenses to have resulted directly from any such acts or omissions undertaken or omitted to be taken by the Dealer-Manager or its Affiliates through gross negligence, bad faith or willful misconduct, in all cases as determined in a non-appealable final judgment by a court of competent jurisdiction. The Dealer-Manager may appoint sub-placement agents and/or dealers in connection with the Offering. In soliciting or obtaining exercises of Rights, the Dealer-Manager shall not be deemed to be acting as the agent of the Company or as the agent of any broker, dealer, bank or trust company, and no broker, dealer, bank or trust company shall be deemed to be acting as the Dealer-Manager’s agent or as the agent of the Company. Unless the context specifically requires otherwise, the term “Company” as used in this Agreement means the Company and its Subsidiaries, if any, collectively on a consolidated basis. Except as set forth herein, the Company agrees that it will not hold the Dealer-Manager liable or responsible for the failure of the Offering in the event that the Offering is not successfully consummated for any reason other than because of any acts or omissions undertaken or omitted to be taken by the Dealer-Manager through its gross negligence, bad faith or willful misconduct, in all cases as determined in a non-appealable final judgment by a court of competent jurisdiction.

4. The Offer Documents.

(a) There will be used in connection with the Offering certain materials in addition to the Registration Statement, any Preliminary Prospectus and the Prospectus (each as defined herein), together with any amendments or supplements thereto, as filed, including: (i) all exhibits to the Registration Statement which pertain to the conduct of the Offering and (ii) any soliciting materials relating to the Offering approved by the Company, and (iii) any “free-writing prospectus” with respect to the Offering filed by the Company (collectively with the Registration Statement and the Prospectus, the “Offer Documents”). The Offer Documents have been or will be prepared and approved by, and, except for the Dealer-Manager Information, are the sole responsibility of, the Company.

(b) The Company shall furnish copies of drafts of any Offer Documents to the Dealer-Manager within a reasonable time in advance of filing with the Commission or with any other federal, state, or other governmental agency or instrumentality or court (“Other Agency”). The Dealer-Manager shall be given an opportunity to review and comment upon the Offer Documents, to which comments the Company will give reasonable consideration.

(c) In the event that the Company uses or permits the use of, or files with the Commission or any Other Agency, any Offer Documents (i) which have not been submitted to the Dealer-Manager for its comments, or (ii) which have been so submitted and with respect to which the Dealer-Manager has made comments, but which comments have not resulted in a response reasonably satisfactory to the Dealer-Manager and its counsel to reflect such comments, then the Dealer-Manager shall be entitled to withdraw as a Dealer-Manager in connection with the Offering and the related transactions, without any liability or penalty to the Dealer-Manager or any other Person identified in Section 11 hereof as an “indemnified party,” and the Dealer-Manager shall be entitled to receive the payment of all fees and expenses payable under this Agreement or the Engagement Letter which have accrued to the date of such withdrawal. No such event has occurred through the date hereof.

(d) The Company agrees to furnish the Dealer-Manager with as many copies as it may reasonably request of the final forms of the Offer Documents, and the Dealer-Manager is authorized to use copies of the Offer Documents in connection with its acting as Dealer-Manager. The Company represents and warrants to the Dealer-Manager that the Dealer-Manager may rely on the accuracy and completeness of all of the Offer Documents and any other information delivered to the Dealer-Manager by or on behalf of the Company in connection with the Offering. The Dealer-Manager hereby agrees that it will not disseminate any written material for or in connection with the solicitation of exercises of Rights pursuant to the Offering other than the Offer Documents and any other information delivered to the Dealer-Manager by or on behalf of the Company in connection with the Offering.

(e) The Company represents and agrees that no solicitation material, other than the Offer Documents and the documents to be filed therewith as exhibits thereto, will be used by or on behalf of the Company in connection with the Offering, in either case without the prior approval of the Dealer-Manager, which approval will not be unreasonably withheld. In the event that the Company uses or permits the use of any such solicitation material in connection with the Offering, then the Dealer-Manager shall be entitled to withdraw as Dealer-Manager in connection with the Offering and the related transactions without any liability or penalty to the Dealer-Manager or any other Person identified in Section 11 hereof as an “indemnified party,” and the Dealer-Manager shall be entitled to receive the payment of all fees and expenses payable under this Agreement or the Engagement Letter which have accrued to the date of such withdrawal or which otherwise thereafter become payable.

(f) As of the date hereof and at all times prior to and following the effectiveness of the Registration Statement, the Company shall, and cause its officers, directors and Affiliates to, comply with all rules and regulations of the Commission relating to public offerings, including, without limitation, those relating to public statements and disclosures of material non-public information.

(g) The Company agrees that any reference to the Dealer-Manager in any Offer Documents or in any newspaper, announcement or press release or other document or communication is subject to the Dealer-Manager’s prior consent, which consent shall not be unreasonably withheld. The Dealer-Manager agrees that any reference to the Company or the Offering in a press release or other document or communication made by the Dealer-Manager, any of its Affiliates or a registered broker-dealer with whom the Dealer-Manager has entered into a selected dealer agreement is subject to the Company’s prior consent, which consent shall not be unreasonably withheld.

5. Representations and Warranties. The Company represents and warrants to the Dealer-Manager that:

(a) The Company has prepared and filed with the Commission a registration statement and an amendment or amendments thereto, on Form S-1 (File No. 333-282857), including a Preliminary Prospectus (as defined below), describing the Subscription Rights, the Series Rights and the units, in accordance with the provisions of the rules and regulations of the Commission under the Securities Act, for the registration of the Subscription Rights, the Series Rights, the Units, and the Shares under the Securities Act. At the time of such filing, the Company met the requirements of Form S-1 under the Securities Act. Promptly after execution and delivery of this Agreement, the Company will prepare and file a prospectus in accordance with the provisions of Rule 430A (“Rule 430A”) of the rules and regulations of the Commission under the Securities Act (the “Securities Act Regulations”) and paragraph (b) of Rule 424 (“Rule 424(b)”) of the Securities Act Regulations. The information included in such prospectus that was omitted from such Registration Statement at the time it became effective but that is deemed to be part of such Registration Statement at the time it became effective pursuant to paragraph (b) of Rule 430A is referred to as “Rule 430A Information.” The Preliminary Prospectus and each prospectus used before such Registration Statement became effective, and any prospectus that omitted the Rule 430A Information that was used after such effectiveness and prior to the execution and delivery of this Agreement, is referred to herein as a “Preliminary Prospectus.” For purposes of this Agreement, “Effective Time” means the date and the time as of which such registration statement, or the most recent post-effective amendment thereto, if any, was declared effective by the Commission; “Effective Date” means the date of the Effective Time; “Registration Statement” means such Registration Statement, as amended at the Effective Time, including any documents which are exhibits thereto; and “Prospectus” means such final prospectus, as first filed with the Commission pursuant to paragraph (1) or (4) of Rule 424(b) of the Securities Act, including the Preliminary Prospectus and all information or reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), incorporated in the Prospectus by reference. The Commission has not issued any order preventing or suspending the use of any Preliminary Prospectus or the Prospectus. All references in this Agreement to the Registration Statement, a Preliminary Prospectus, and the Prospectus, or any amendments or supplements to any of the foregoing shall be deemed to include any copy thereof filed with the Commission pursuant to its Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”). The Prospectus delivered to the Dealer-Manager for use in connection with the Offering will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T promulgated by the Commission.

(b) The Registration Statement (together with all exhibits filed as part of the Registration Statement) conforms, and any Preliminary Prospectus and the Prospectus and any further amendments or supplements to the Registration Statement conforms or will conform, when they are filed with or become effective by the Commission, as the case may be, in each case, in all material respects to the requirements of the Securities Act and collectively do not and will not, as of the applicable Effective Date (as to the Registration Statement and any amendment thereto) and as of the applicable filing date (as to the Prospectus and any amendment or supplement thereto) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein (with respect to the Prospectus, in the light of the circumstances under which they were made) not misleading; provided that no representation or warranty is made by the Company as to information contained in or omitted from the Registration Statement or the Prospectus in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Dealer-Manager specifically for inclusion therein, it being acknowledged and agreed that such information provided by or on behalf of the Dealer-Manager consists solely and exclusively of disclosure of the name of the Dealer-Manager acting in its capacity as dealer-manager for the Offering contained in the Prospectus, and information provided within the “Plan of Distribution” section of the Prospectus, except for the information provided under the sub-section entitled “Sales by Principal Stockholders, Directors and Executive Officers,” (collectively, the “Dealer-Manager Information”) under appropriate headings and in its final form as approved by the Dealer-Manager and its counsel.

(c) There are no contracts, agreements, plans or other documents which are required to be described in the Prospectus or filed as exhibits to the Registration Statement by the Securities Act which have not been described in the Prospectus, or filed as exhibits to the Registration Statement or incorporated by reference into the exhibit table of the Registration Statement as permitted by the Securities Act.

(d) The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which its ownership or lease of property or the conduct of its business requires such qualification, and has all power and authority necessary to own or hold its properties and to conduct the business in which it is engaged, except where the absence of such power, authority, qualification or ownership (either individually and in the aggregate) could not reasonably be expected to have a material adverse effect on: (i) the business, condition (financial or otherwise), results of operations, stockholders’ equity, or properties of the Company or (ii) the Offering or consummation of any of the other transactions contemplated by this Agreement, the Registration Statement or the Prospectus (any such effect being a “Material Adverse Effect”).

(e) This Agreement has been duly authorized, executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Dealer-Manager, constitutes the valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally and by general principles of equity.

(f) The Company is not: (i) in violation of its charter or by-laws, (ii) in default under or in breach of, and no event has occurred which, with notice or lapse of time or both, would constitute a default or breach under or result in the creation or imposition of any lien, charge, mortgage, pledge, security interest, claim, equity, trust or other encumbrance, preferential arrangement, defect or restriction of any kind whatsoever (each, a “Lien”) upon any of the Company’s property or assets pursuant to any material contract, agreement, indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which it is a party or by which it is bound or to which any of its properties or assets is subject, or (iii) in violation in any respect of any law, rule, regulation, ordinance, directive, judgment, decree or order, foreign and domestic, to which it or its properties or assets may be subject or has failed to obtain any material license, permit, certificate, franchise or other governmental authorization or permit necessary to the ownership of its properties or assets or to the conduct of its business, except, in the case of clauses (ii) and (iii) above, any violation, default or failure to possess the same that would not reasonably be expected to have a Material Adverse Effect.

(g) Prior to or on the date hereof: (i) the Company and the Subscription Agent have entered into a subscription agent agreement (the “Subscription Agent Agreement”) and an escrow agreement (“Escrow Agreement”) if required by the Subscription Agent and (ii) the Company and MacKenzie Partners, Inc. (the “Information Agent”) have or will have entered into an information agent agreement (the “Information Agent Agreement”) if required by the Information Agent. When executed by the Company, if applicable, each of the Subscription Agent Agreement and the Information Agent Agreement will have been duly authorized, executed and delivered by the Company and, assuming due authorization, execution and delivery by Subscription Agent or the Information Agent, as the case may be, will constitute a valid and legally binding agreement of the Company enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally and by general principles of equity.

(h) The Rights to be issued and distributed by the Company have been duly and validly authorized and, when issued and delivered in accordance with the terms of the Offer Documents, as applicable, will be duly and validly issued, and will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms. No Holder is or will be subject to personal liability by reason of being such a holder, and the Rights conform to the description thereof contained in the Prospectus.

(i) Except as disclosed in the Prospectus with respect to the Company’s authorized capitalization, the Shares have been or will be duly and validly authorized and reserved for issuance upon exercise of the Rights, as applicable, are free of statutory and contractual preemptive rights and are sufficient in number to meet the exercise requirements of the Offering; and the Shares, when so issued and delivered against payment therefor in accordance with the terms of the Offering, will be duly and validly issued, fully paid and non-assessable, with no personal liability attaching to the ownership thereof.

(j) The Common Stock is listed for trading on the Nasdaq Capital Market. The Company has not received an oral or written notification from Nasdaq or any court or any other federal, state, local or foreign governmental or regulatory authority having jurisdiction over the Company or any of its properties or assets (“Governmental Authority”) of any investigation or other action that would cause the Common Stock to not be listed on the Nasdaq Capital Market.

(k) The Company has an authorized capitalization as set forth under the caption “Capitalization” in the Prospectus, and all of the issued shares of capital stock of the Company have been duly and validly authorized and issued, are fully paid and non-assessable and have been issued in compliance with federal and state securities laws. None of the outstanding shares of Company capital stock were issued in violation of any preemptive rights, rights of first refusal or other similar rights to subscribe for or purchase securities of the Company. There are no authorized or outstanding options, warrants, preemptive rights, rights of first refusal or other rights to purchase, or equity or debt securities convertible into or exchangeable or exercisable for, any capital stock of the Company or any of its Subsidiaries other than those accurately described in the Registration Statement and Prospectus or in information incorporated therein by reference. The description of the Company’s stock option, stock bonus and other stock plans or arrangements, and the options or other rights granted thereunder, set forth, or incorporated by reference, in the Registration Statement and Prospectus accurately and fairly presents in all material respects the information required to be shown with respect to such plans, arrangements, options and rights.

(l) The Company owns or leases all such assets or properties as are reasonably necessary to the conduct of its business as presently operated and as proposed to be operated as described in the Registration Statement and the Prospectus. Except to the extent licensed or leased by the Company, the Company has good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them, in each case free and clear of any Lien, except for such Liens as are described in the Registration Statement and the Prospectus or in information incorporated therein by reference. Any real property and buildings held under lease or sublease by the Company is held under valid, subsisting and enforceable leases with such exceptions as are not material to, and do not interfere with, the use made and proposed to be made as described in the Registration Statement and the Prospectus of such property and buildings by the Company. The Company has not received any notice of any material claim adverse to its ownership of any real or personal property or of any material claim against the continued possession of any real property, whether owned or held under lease or sublease by the Company.

(m) The Company has all material consents, approvals, authorizations, orders, registrations, qualifications, licenses, filings and permits of, with and from all judicial, regulatory and other Governmental Authorities and all third parties, foreign and domestic, including, without limitation, those administered by the U.S. Food and Drug Administration of the U.S. Department of Health and Human Services (“FDA”), or any foreign, federal, state or local governmental or regulatory authority performing functions similar to those performed by the FDA (collectively, with the Licensing Requirements described below, the “Consents”), to own, lease and operate its properties and conduct their businesses as presently being conducted and as disclosed in the Registration Statement and the Prospectus, and each such Consent is valid and in full force and effect. The Company has not received notice of any investigation or proceedings which results in or, if decided adversely to the Company, could reasonably be expected to result in, the revocation of any Consent or reasonably be expected to have a Material Adverse Effect.

(n) The execution, delivery and performance by the Company of this Agreement, the Subscription Agent Agreement, the Escrow Agreement and the Information Agent Agreement, if applicable, the issuance of the Rights, Units and Shares in accordance with the terms of the Offer Documents and the consummation by the Company of the transactions contemplated hereby and thereby, will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any material indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company is a party or by which it is bound or to which any of the properties or assets of the Company is subject, nor will such actions result in any violation of the provisions of the charter or by-laws of the Company or any statute or any order, rule or regulation of any court or any Governmental Authority; and except for the registration of the Rights, Units and Shares under the Securities Act, and such consents, approvals, authorizations, registrations or qualifications as may be required under the Exchange Act, and applicable state securities laws in connection with the distribution of the Rights, Units and Shares during the Offering, no consent, approval, authorization or order of, or filing or registration with, any Governmental Authority is required for the execution, delivery and performance of this Agreement by the Company and the consummation by it of the transactions contemplated hereby.

(o) There are no contracts, agreements or understandings between the Company and any Person granting such Person the right to require the Company to include such securities in the securities registered pursuant to the Registration Statement. No holder of any security of the Company has any rights of rescission or similar rights with respect to such securities held by them.

(p) The Company has not sustained, since the date of the latest balance sheet included in the Prospectus or after such date and as disclosed in the Prospectus, any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree; and, since such date or after such date and as disclosed in the Prospectus, there has not been any material adverse change or any development affecting the general affairs, management, financial position, stockholders’ equity or results of operations the Company (a “Material Adverse Change”). Since the date of the latest balance sheet presented in the Prospectus, the Company has not incurred or undertaken any liabilities or obligations, whether direct or indirect, liquidated or contingent, matured or unmatured, or entered into any transactions, including any acquisition or disposition of any business or asset, which are material to the Company, except for liabilities, obligations and transactions which are disclosed in the Registration Statement, any Preliminary Prospectus and the Prospectus.

(q) Grant Thornton LLP (the “Auditors”), whose reports relating to the Company are incorporated by reference in the Registration Statement, are independent registered public accountants as required by the Securities Act, the Exchange Act and the rules and regulations promulgated by the Public Company Accounting Oversight Board (the “PCAOB”). The Auditors, to the Company’s knowledge, are duly registered and in good standing with the PCAOB. The Auditors have not, during the periods covered by the financial statements included in the Registration Statement, any Preliminary Prospectus and the Prospectus, provided to the Company or its Subsidiaries any non-audit services, as such term is used in Section 10A(g) of the Exchange Act.

(r) The financial statements, including the notes thereto, and any supporting schedules included (by incorporation or otherwise) in the Registration Statement, any Preliminary Prospectus and the Prospectus present fairly, in all material respects, the financial position as of the dates indicated and the cash flows and results of operations for the periods specified of the Company. Except as otherwise stated in the Registration Statement, any Preliminary Prospectus and the Prospectus, said financial statements have been prepared in conformity with United States generally accepted accounting principles applied on a consistent basis throughout the periods involved. Any supporting schedules included in the Registration Statement, any Preliminary Prospectus and the Prospectus present fairly, in all material respects, the information required to be stated therein. No other financial statements or supporting schedules are required to be included or incorporated by reference in the Registration Statement. The other financial and statistical information included in the Registration Statement, any Preliminary Prospectus and the Prospectus present fairly, in all material respects, the information included therein and have been prepared on a basis consistent with that of the financial statements that are included in the Registration Statement, such Preliminary Prospectus and the Prospectus and the books and records of the respective entities presented therein.

(s) There are no pro forma or as adjusted financial statements which are required to be included in the Registration Statement, any Preliminary Prospectus and the Prospectus in accordance with Regulation S-X under the Securities Act which have not been included as so required. The pro forma and/or as adjusted financial information included in the Registration Statement, any Preliminary Prospectus and the Prospectus has been properly compiled and prepared in accordance with the applicable requirements of the Securities Act and include all adjustments necessary to present fairly, in all material respects, in accordance with generally accepted accounting principles the pro forma and as adjusted financial position of the respective entity or entities presented therein at the respective dates indicated and their cash flows and the results of operations for the respective periods specified. The assumptions used in preparing the pro forma and as adjusted financial information included in the Registration Statement, any Preliminary Prospectus and the Prospectus provide a reasonable basis for presenting the significant effects directly attributable to the transactions or events described therein. The related pro forma and pro forma as adjusted adjustments give appropriate effect to those assumptions; and the pro forma and pro forma as adjusted financial information reflect the proper application of those adjustments to the corresponding historical financial statement amounts.

(t) The statistical, industry-related and market-related data included in the Registration Statement, any Preliminary Prospectus and the Prospectus are based on or derived from sources which the Company reasonably believes are reliable and accurate, and such data agree with the sources from which they are derived. All applicable third-party consents have been obtained in order for such data to be included in the Registration Statement and the Prospectus.

(u) The Company maintains a system of internal accounting and other controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with United States generally accepted accounting principles and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accounting for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(v) The Company’s Board of Directors has validly appointed an audit committee, compensation committee and nominating and corporate governance committee whose composition satisfies the requirements of the rules and regulations of the Commission and Nasdaq, and the Company’s Board of Directors and/or audit committee, compensation committee and the nominating corporate governance committee has each adopted a charter as described in the Registration Statement, and such charters are in full force and effect as of the date hereof. Neither the Company’s Board of Directors nor the audit committee thereof has been informed of: (i) except as disclosed in the Registration Statement and the Prospectus, any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(w) The Company is in material compliance with the provisions of the Sarbanes-Oxley Act of 2002, as amended (“Sarbanes-Oxley”), applicable to the Company, and the rules and regulations promulgated thereunder and related or similar rules and regulations promulgated by any other Governmental Authority or self-regulatory entity or agency, except for violations which, singly or in the aggregate, are disclosed in the Prospectus or would not reasonably be expected to have a Material Adverse Effect.

(x) No relationship, direct or indirect, exists between or among any of the Company or any Affiliate of the Company, on the one hand, and any director, officer, stockholder, customer or supplier of the Company or any Affiliate of the Company, on the other hand, which is required by the Securities Act or the Exchange Act to be described in the Registration Statement or the Prospectus which is not so described as required. Except as disclosed in the Registration Statement and the Prospectus, there are no outstanding loans, advances (except normal advances for business expenses in the ordinary course of business) or guarantees of indebtedness by the Company to or for the benefit of any of the officers or directors of the Company or any of their respective family members. The Company has not, in violation of Sarbanes-Oxley, directly or indirectly, including through any Affiliate of the Company (other than as permitted under Sarbanes-Oxley for depositary institutions), extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer of the Company.

(y) Subject to the parenthetical set forth below, there are no legal or governmental proceedings pending to which the Company or any of its Subsidiaries is a party or of which any property or asset of the Company or any of its Subsidiaries is the subject, including without limitation any proceeding before the FDA or comparable federal, state local or foreign governmental bodies (it being understood that the interaction between the Company and the FDA and such comparable governmental bodies relating to the clinical development and product approval process shall not be deemed proceeding for the purposes of this representation), which, if determined adversely to the Company, are reasonably likely to have a Material Adverse Effect; and to the Company’s knowledge, except as disclosed in the Prospectus, no such proceedings are threatened or contemplated by Governmental Authorities or threatened by others.

(z) The Company has filed, or to the extent disputed has set aside any necessary accruals, with respect to all necessary federal, state and foreign income and franchise tax returns and have paid all taxes required to be paid by any of them and, if due and payable, any related or similar assessment, fine or penalty levied against any of them, except where the failure to make such filings or make such payments, either individually or in the aggregate, could not reasonably be expected to have, a Material Adverse Effect. The Company has made adequate charges, accruals and reserves in its financial statements above in respect of all federal, state and foreign income and franchise taxes for all periods as to which the tax liability of the Company or any of its Subsidiaries has not been finally determined.

(aa) The Company maintains insurance of the types and in the amounts which the Company believes to be reasonable and sufficient for a company of its size operating in the Company’s industry, including, but not limited to: (i) directors’ and officers’ insurance (including insurance covering the Company, its directors and officers for liabilities or losses arising in connection with the Offering, including, without limitation, liabilities or losses arising under the Securities Act, the Exchange Act and applicable foreign securities laws), (ii) insurance covering real and personal property owned or leased against theft, damage, destruction, acts of vandalism and all other risks customarily insured against and (iii) business interruption insurance. There are no claims by the Company under any policy or instrument described in this paragraph as to which any insurance company is denying liability or defending under a reservation of rights clause. All of the insurance policies described in this paragraph are in full force and effect. The Company has not been refused any insurance coverage sought or applied for, and the Company has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not reasonably be expected to have a Material Adverse Effect.

(bb) To the Company’s knowledge, the Company owns or possesses or has the right to use all patents, patent rights, patent applications, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names, service names and other intellectual property (collectively, “Intellectual Property”) necessary to carry on its business as described in the Prospectus and as proposed to be conducted; the Company has not received any written notice and is not otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interests of the Company, and which asserted infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. To the Company’s knowledge, all former and current employees of the Company, all other agents, consultants and contractors of the Company who contributed to or participated in the conception or development of any Intellectual Property for the Company) have executed written contracts or agreements that assign to the Company all rights to any inventions, improvements, discoveries or information relating to the business of the Company, including without limitation all Intellectual Property owned, controlled by or in the possession of the Company. To the Company’s knowledge, there is no unauthorized use, infringement or misappropriation of any of the Intellectual Property by any third party, employee or former employee. To the Company’s knowledge, each agreement and instrument (each, a “License Agreement”) pursuant to which any Intellectual Property is licensed to the Company is in full force and effect, has been duly authorized, executed and delivered by, and is a valid and binding agreement of, the Company, enforceable against the Company in accordance with its terms, except as enforcement thereof may be subject to bankruptcy, insolvency or other similar laws relating to or affecting creditors’ rights generally or by general equitable principles; the Company is in material compliance with its obligations under all License Agreements and, to the Company’s knowledge, all other parties to any of the License Agreements are in material compliance with all of their respective obligations thereunder; no event or condition has occurred or exists that gives or would give any party to any License Agreement the right, either immediately or with notice or passage of time or both, to terminate or limit (in whole or in part) any such License Agreement or any rights of the Company thereunder, to exercise any of such party’s remedies thereunder, or to take any action that would adversely affect any rights of the Company thereunder or that might reasonably be expected to have a Material Adverse Effect, and the Company is not aware of any facts or circumstances that would result in any of the foregoing or give any party to any License Agreement any such right; and the Company has not received any notice of default, breach or non-compliance under any License Agreement.

(cc) The Company: (i) is in full compliance with all existing privacy laws, statutes, rules, regulations or industry guidance applicable to the ownership, development, manufacture, packaging, processing, use, distribution, marketing, labeling, promotion, sale, offer for sale, storage, import, export or disposal of any product manufactured, distributed or sold by the Company or any component thereof (such laws, statutes, rules, regulations or guidance, collectively, “Applicable Laws”); (ii) is, and, to the Company’s knowledge, its facility and operations of its suppliers are, in compliance with all applicable federal, state, and local laws, regulations, orders and decrees governing its business as prescribed by the FDA; (iii) has not received any written notice of adverse finding, warning letter, untitled letter or other correspondence or notice from any Governmental Authority alleging or asserting noncompliance with any Applicable Laws or any licenses, certificates, approvals, clearances, authorizations, permits and supplements or amendments thereto required by any such Applicable Laws (“Authorizations”); (iv) possesses all Authorizations and such Authorizations are valid and in full force and effect, and the Company is not in violation of any term of any such Authorizations; (v) has not received written notice of any claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action from any Governmental Authority alleging that any product operation or activity is in violation of any Applicable Laws or Authorizations and has no knowledge that any such Governmental Authority is considering any such claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action; (vi) has not received written notice that any Governmental Authority has taken, is taking or intends to take action to limit, suspend, modify or revoke any Authorizations and has no knowledge that any such Governmental Authority is considering such action; (vii) has filed, obtained, maintained or submitted all material reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any Applicable Laws or Authorizations and that all such material reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments were complete and correct in all material respects on the date filed (or were corrected or supplemented by a subsequent submission), except, in the case of each of clauses (i), (ii), (iii),(iv) and (v), for any default, violation or event that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

(dd) The studies and tests conducted or, to the Company’s knowledge, sponsored by or on behalf of the Company (the “Studies and Tests”) that are described or referred to in any Preliminary Prospectus, the Prospectus and the Registration Statement were and, if still pending, are being conducted in accordance with experimental protocols, procedures and controls pursuant to accepted professional scientific standards and all Applicable Laws and Authorizations; the descriptions of the results of such studies, tests and trials contained in any Preliminary Prospectus, the Prospectus and the Registration Statement are accurate and complete in all material respects and fairly present the data derived from such studies, tests and trials. The Company is not aware of any studies or tests, the results of which the Company believes reasonably call into question the study or test described or referred to in any Preliminary Prospectus, the Prospectus and the Registration Statement when viewed in the context in which such results are described. The Company has not received any written notices or correspondence from the FDA or any foreign, state or local governmental body exercising comparable authority suggesting or requiring a clinical hold, termination, suspension or material modification of the Studies and Tests and that such clinical hold, termination, suspension or material modification would reasonably be expected to have a Material Adverse Effect. The Company has obtained (or caused to be obtained) informed consent by or on behalf of each human subject who participated in Studies and Tests. In using or disclosing patient information received by the Company in connection with the Studies and Tests, the Company has complied in all material respects with all applicable laws and regulatory rules, including, without limitation, the Health Insurance Portability and Accountability Act of 1996 and the rules and regulations thereunder. To the Company’s knowledge, none of the Studies and Tests involved any investigator who has been disqualified as a clinical investigator or has been found by the FDA to have engaged in scientific misconduct or debarred or excluded from participation in any governmental health care payment program. There has not been any violation of applicable law or regulation by the Company in its product development efforts, submissions or reports to any regulatory authority that could reasonably be expected to require investigation, corrective action or enforcement action, except where such violation would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(ee) Neither the Company nor, to the Company’s knowledge, any of the Company’s directors, officers or employees has violated: (i) the Bank Secrecy Act, as amended, (ii) the Money Laundering Control Act of 1986, as amended, (iii) the Foreign Corrupt Practices Act of 1977, as amended, or (iv) the Uniting and Strengthening of America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, and/or the rules and regulations promulgated under any such law, or any successor law, except for such violations which, singly or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No action, suit or proceeding by or before any Governmental Authority involving the Company with respect to any of the foregoing laws is pending or, to the Company’s knowledge, threatened.

(ff) Neither the Company nor any of its Affiliates has, prior to the date hereof, made any offer or sale of any securities which are required to be “integrated” pursuant to the Securities Act with the offer and sale of the Shares pursuant to the Registration Statement.

(gg) Except as described in the Registration Statement and the Prospectus, there are no claims, payments, arrangements, agreements or understandings relating to the payment of a finder’s, consulting or origination fee or other compensation by the Company with respect to the issuance or exercise of the Rights or the sale of the Shares or any other arrangements, agreements or understandings of the Company or, to the Company’s knowledge, the Company’s officers, directors and employees or Affiliates that may affect the Dealer-Manager’s compensation, as determined by the Financial Industry Regulatory Authority, Inc. (“FINRA”). Except as previously disclosed by the Company to the Dealer-Manager in writing, no officer, director, or beneficial owner of 5% or more of any class of the Company’s securities (whether debt or equity, registered or unregistered, regardless of the time acquired or the source from which derived) or any Affiliate thereof is a member of FINRA. No proceeds from the exercise of the Rights will be paid to any FINRA member, or any Persons associated or affiliated with a member of FINRA, except as specifically contemplated herein. Except as previously disclosed by the Company to the Dealer-Manager, no Person to whom securities of the Company have been privately issued within the 180-day period prior to the initial filing date of the Registration Statement has any relationship or affiliation or association with any member of FINRA.

(hh) There are no contracts, agreements or understandings between the Company and any Person that would give rise to a valid claim against the Company or the Dealer-Manager for a brokerage commission, finder’s fee or other like payment in connection with the transactions contemplated by this Agreement. Other than the Dealer-Manager, the Company has not employed any brokers, dealers or underwriters in connection with solicitation of exercise of Rights in the Offering; and except as provided for in Sections 6 and 7 hereof, no other commissions, fees or discounts will be paid by the Company in connection with solicitation of the exercise of Rights in the Offering.

(ii) Neither the Company nor, to the Company’s knowledge, any of the Company’s officers or directors, has at any time during the last five (5) years: (i) made any unlawful contribution to any candidate for foreign office, or failed to disclose fully any contribution in violation of law, or (ii) made any payment to any federal or state governmental officer or official, or other Person charged with similar public or quasi-public duties, other than payments that are not prohibited by the laws of the United States of any jurisdiction thereof.

(jj) The Company has not and will not, directly or indirectly through any officer, director or Affiliate of the Company: (i) taken any action designed to cause or to result in, or that has constituted or which might reasonably be expected to constitute, the stabilization or manipulation of the price of any security of the Company to facilitate the issuance of the Rights or the sale or resale of the Shares, (ii) since the filing of the Registration Statement sold, bid for or purchased, or paid any Person (other than the Dealer-Manager) any compensation for soliciting exercises or purchases of, the Rights or the Shares and (iii) until the later of the expiration of the Rights or the completion of the distribution (within the meaning of Regulation M under the Exchange Act) of the Units and Shares, sell, bid for or purchase, apply or agree to pay to any Person (other than the Dealer-Manager) any compensation for soliciting another to purchase any other securities of the Company (except for the solicitation of the exercises of Rights pursuant to the Offer Documents). The foregoing shall not apply to the offer, sale, agreement to sell or delivery with respect to (i) Units and Shares offered and sold upon exercise of the Rights, as described in the Prospectus, or (ii) any shares of Common Stock sold pursuant to the Company’s existing employee benefit plans.

(kk) Each “forward-looking statement” (within the meaning of Section 27A of the Securities Act or Section 21E of the Exchange Act) included in the Registration Statement, any Preliminary Prospectus and the Prospectus has been made or reaffirmed with a reasonable basis and has been disclosed in good faith.

As used in this Agreement, the term “the Company’s knowledge” (or similar language) shall mean the actual knowledge of the officers of the Company who are named in the Prospectus with the assumption that such officers shall have made reasonable and diligent inquiry of the matters presented (with reference to what is customary and prudent for the applicable individuals in connection with the discharge by the applicable individuals of their duties as officers or directors of the Company).

As used in this Agreement, references to matters being “material” with respect to the Company or any matter relating to the Company shall mean a material item, event, change, condition, status or effect related to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, prospects (as such prospects are disclosed or described in any preliminary prospectus or the prospectus), operations or results of operations of the company, taken as a whole.

6. Compensation.

(a) In consideration for its services in the Offering, the Dealer-Manager shall receive (i) a cash fee equal to 6.0% of the gross dollar amount of any exercise of the Subscription Rights, Over- Subscription Privilege and Series Rights by investors in the Offering as a commission, (ii) a non-accountable expense fee equal to 1.0% of the gross dollar amount of any exercise of the Subscription Rights (Including both the Basic Subscription Right and the Over-Subscription Privilege) and Series Rights by investors in the Offering and (iii) accountable expense allowance of $35,000. Notwithstanding the foregoing, the Company will pay Moody Capital a cash fee equal to 3.0% of the gross dollar amount of any exercise of the Subscription Rights (Including both the Basic Subscription Right and the Over-Subscription Privilege), and Series Rights in the Offering by executive officers and directors and their respective investment vehicles. No dealer manager fee will be paid to the Dealer Manager for sales of units in the rights offering to NRNS Capital Holdings LLC in respect of its possible conversion. The Company has previously paid the Dealer-Manager a $35,000 advance against such accountable expense allowance (the “Advance”). If the Offering is not consummated, the portion of the Advance not used for the Dealer-Manager’s actual out-of-pocket expenses shall be promptly reimbursed to the Company as required under FINRA Rule 5110(g)(4)(A). All payments to be made by the Company pursuant to this Section 6(a) shall be made at each applicable closing by wire transfer of immediately available funds upon the consummation of the subscriptions for (1) Units pursuant to Subscription Rights and (2) Common Stock pursuant to (a) Series A Rights, (b) Series B Rights and (c) Series C Rights (each (1), (2(a)), (2(b)) and (2(c)), a “Closing Date”)

(c) Notwithstanding the foregoing and subject to its entry into an acceptable form of selected dealer agreement(s) with other registered broker-dealers in connection with the exercise of the Rights, the Dealer-Manager may allocate to any such other registered broker-dealer a selected dealer fee, constituting a portion of its dealer-manager fee or placement fee, as applicable, equal to 3% of the total gross proceeds paid to and received by the Company for subscriptions accepted by the Company from clients of such other broker-dealers pursuant to the exercise of their Rights in the Offering.

(d) No Right of First Refusal.

7. Expenses. Subject to Section 6 hereof, and notwithstanding anything to the contrary contained in the Engagement Letter, the Company shall pay or cause to be paid:

(a) all expenses (including any taxes) incurred by the Company in connection with the Offering and the authorization, preparation, issuance, execution, authentication and delivery of the Rights and the Shares;

(b) all fees, expenses and disbursements of the Company’s accountants, legal counsel and other third party advisors;

(c) all reasonable and documented costs and expenses of the Dealer-Manager as set forth in Section 6 above and reimbursable upon any termination of this Agreement only as permitted by FINRA Rule 5110(g)(4)(A);

(d) all agreed-upon fees and expenses of the Subscription Agent and the Information Agent;

(e) all fees, expenses and disbursements (including, without limitation, fees and expenses of the Company’s accountants and counsel) in connection with the preparation, printing, filing, delivery and shipping of the Registration Statement (including the financial statements therein and all amendments and exhibits thereto), each Preliminary Prospectus, the Prospectus, the other Offer Documents and any amendments or supplements of the foregoing and any printing, delivery and shipping of this Agreement to any organization of soliciting dealers, if any, to the members thereof by mail, fax or other means of communications;

(f) all reasonable fees, expenses and disbursements, if any, relating to the registration or qualification of the Rights and the Shares under the “blue sky” securities laws of any states or other jurisdictions;

(g) all filing fees of the Commission;

(h) all filing fees relating to the review of the Offering by FINRA;

(i) any applicable listing or other fees;

(j) the cost of printing certificates representing the Units, Rights and the Shares;

(k) the cost and charges of the Company’s transfer agent(s) or registrar(s); and

(l) all other costs and expenses incident to the performance of the Company’s obligations hereunder for which provision is not otherwise made in this Section 7.

All payments to be made by the Company pursuant to this Section 7 shall be made promptly after the termination or expiration of the Offering or, if later, promptly after the related fees, expenses or charges accrue and an invoice therefor is sent by the Dealer-Manager. The Company shall perform its obligations set forth in this Section 7 whether or not the Offering commences or any Rights are exercised pursuant to the Offering, except that the Dealer-Manager’s non-accountable expenses may only be reimbursed after initial closing. For the avoidance of doubt, except as reimbursed pursuant to the accountable expense allowance and the non-accountable allowance, the Dealer-Manager shall be responsible for expenses it incurs with respect to the performance of its obligations under this Agreement, including without limitation expenses it incurs with respect to travel and lodging expenses in connection with “roadshow” trips and legal counsel and other third parties engaged by the Dealer-Manager.

8. Stockholder Lists; Subscription Agent; Information Agent.

(a) The Company will cause the Dealer-Manager to be provided with any cards or lists showing the names and addresses of, and the number of shares of Common Stock, Series 1 Preferred and Series 2 Preferred held by or beneficially owned by, the holders of shares of Common Stock, Series 1 Preferred and Series 2 Preferred as of a recent date and will use its best efforts to cause the Dealer-Manager to be advised from time to time during the period, as the Dealer-Manager shall request, of the Offering as to any transfers of record of Common Stock, Series 1 Preferred and Series 2 Preferred ..

(b) The Company (i) has arranged for the Subscription Agent to serve as subscription and escrow agent in connection with the Offering, (ii) will arrange for the Subscription Agent to advise the Dealer-Manager regularly as to such matters as the Dealer-Manager may reasonably request, including the number of Rights that have been exercised, and (iii) will arrange for the Subscription Agent to be responsible for receiving subscription funds paid.

(c) The Company has arranged for the Information Agent to serve as the information agent in connection with the Offering (together with the Subscription Agent, the “Agents”) and to perform services in connection with the Offering that are customary for an information agent.

9. Covenants of the Company. The Company covenants and agrees with the Dealer-Manager:

(a) To use its best efforts to cause the Registration Statement and any amendments thereto to become effective; to advise the Dealer-Manager, promptly after it receives notice thereof, of the time when the Registration Statement, or any amendment thereto, becomes effective or any supplement to the Prospectus or any amended Prospectus has been filed and to furnish the Dealer-Manager with copies thereof; to prepare a Prospectus in a form approved by the Dealer-Manager (such approval not to be unreasonably withheld or delayed) and to file such Prospectus pursuant to Rule 424(b) under the Securities Act within the time prescribed by such rule; to advise the Dealer-Manager, promptly after it receives notice thereof, of the issuance by the Commission of any stop order or of any order preventing or suspending the use of any Preliminary Prospectus or the Prospectus, of the suspension of the qualification of the Rights for offering or sale in any jurisdiction, of the initiation or threatening of any proceeding for any such purpose, or of any request by the Commission for the amending or supplementing of the Registration Statement or the Prospectus or for additional information; and, in the event of the issuance of any stop order or of any order preventing or suspending the use of any Preliminary Prospectus or the Prospectus or suspending any such qualification, to use promptly its reasonable best efforts to obtain its withdrawal.

(b) To deliver promptly to the Dealer-Manager, at any such location as requested by the Dealer-Manager, such number of the following documents as the Dealer-Manager shall reasonably request: (i) conformed copies of the Registration Statement as originally filed with the Commission and each amendment thereto (in each case excluding exhibits other than this Agreement, any other Offer Documents filed as exhibits, the computation of the ratio of earnings to fixed charges and the computation of per share earnings), (ii) each Preliminary Prospectus, the Prospectus and any amended or supplemented Prospectus and (iii) any document incorporated by reference in the Prospectus (excluding exhibits thereto); and, if the delivery of a prospectus is required at any time during which the Prospectus relating to the Rights, Units or the Shares is required to be delivered under the Securities Act and if at such time any events shall have occurred as a result of which the Prospectus as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made when such Prospectus is delivered, not misleading, or, if for any other reason it shall be necessary during such period to amend or supplement the Prospectus or to file under the Exchange Act any document incorporated by reference in the Prospectus in order to comply with the Securities Act or the Exchange Act, to notify the Dealer-Manager and, upon its request, to file such document and to prepare and furnish without charge to the Dealer-Manager as many copies as the Dealer-Manager may from time to time reasonably request of an amended or supplemented Prospectus which will correct such statement or omission or effect such compliance.

(c) To file promptly with the Commission any amendment to the Registration Statement or the Prospectus or any supplement to the Prospectus that may, in the judgment of the Company or the Dealer-Manager, be necessary or advisable in connection with the distribution of the Rights, Units or the sale of the Shares or be requested by the Commission.

(d) Prior to filing with the Commission any: (i) Preliminary Prospectus, (ii) amendment to the Registration Statement, any document incorporated by reference in the Prospectus or (iii) any Prospectus pursuant to Rule 424 of the Securities Act, to furnish a copy thereof to the Dealer-Manager and counsel for the Dealer-Manager and obtain the consent, which does not have to be in written form, of the Dealer-Manager to the filing (which consent shall not be unreasonably withheld).

(e) To furnish to the Dealer-Manager copies of all materials not available via EDGAR furnished by the Company to its stockholders and all public reports and all reports and financial statements furnished by the Company to the principal national securities exchange upon which any of the Company’s securities may be listed pursuant to requirements of or agreements with such exchange or to the Commission pursuant to the Exchange Act or any rule or regulation of the Commission thereunder.

(f) To qualify or register the Rights, Units and the Shares for sale under (or obtain exemptions from the application of) the state securities or blue sky laws of those jurisdictions designated by the Dealer-Manager, the Company shall comply with such laws and shall continue such qualifications, registrations and exemptions in effect so long as required for the distribution of the Rights, Units and the Shares, as applicable. The Company shall not be required to qualify as a foreign corporation or to take any action that would subject it to general service of process in any such jurisdiction where it is not presently qualified or where it would be subject to taxation as a foreign corporation. The Company will advise the Dealer-Manager promptly of the suspension of the qualification or registration of (or any such exemption relating to) the Rights, Units and the Shares for offering, sale or trading in any jurisdiction or any initiation or threat of any proceeding for any such purpose, and in the event of the issuance of any order suspending such qualification, registration or exemption, the Company shall use its best efforts to obtain the withdrawal thereof at the earliest possible moment.

(g) To apply the net proceeds from the exercise of the Rights in the manner described under the caption “Use of Proceeds” in the Prospectus.

(h) To list for trading the Shares on Nasdaq and to maintain the listing of the Shares on Nasdaq.

(i) To take such steps as shall be necessary to ensure that the Company shall not become an “investment company” within the meaning of such term under the Investment Company Act of 1940 and the rules and regulations of the Commission thereunder.

(j) To advise the Dealer-Manager, directly or through the Subscription Agent, from time to time, as the Dealer-Manager shall request, of the number of Shares subscribed for, and arrange for the Subscription Agent to furnish the Dealer-Manager with copies of written reports it furnishes to the Company concerning the Offering.

(k) To commence mailing the Offer Documents to record holders of the Common Stock, Series 1 Preferred and Series 2 Preferred not later than the second (2nd) business day following the record date for the Offering, and to complete such mailing as soon as practicable.

(l) To reserve and keep available for issue, upon the exercise of the Rights, such number of authorized but unissued shares of Common Stock as will be sufficient to permit the exercise in full of all Rights, except as otherwise contemplated by the Prospectus.

(m) To not take, directly or indirectly, any action designed to cause or to result in, or that has constituted or which might reasonably be expected to constitute, the stabilization or manipulation of the price of any security of the Company to facilitate the issuance of the Rights or the sale or resale of the Shares, including during the Offering.

10. Conditions of Dealer-Manager’s Obligations. The obligations of the Dealer-Manager hereunder are subject to (and the occurrence of any closing shall be conditioned upon) the accuracy, as of the date hereof and at all times during the Offering , of the representations and warranties of the Company contained herein, to the performance by the Company of its obligations hereunder and to the following additional conditions:

(a) (i) The Registration Statement shall have become effective and the Prospectus shall have been timely filed with the Commission in accordance with the Securities Act; (ii) all post-effective amendments to the Registration Statement shall have become effective; (iii) no stop order suspending the effectiveness of the Registration Statement or any amendment or supplement thereto shall have been issued and no proceedings for the issuance of any such order shall have been initiated or threatened, and (iv) any request of the Commission for additional information (to be included in the Registration Statement or the Prospectus or otherwise) shall have been disclosed to the Dealer-Manager and complied with to the Dealer-Manager’s reasonable satisfaction.

(b) The Dealer-Manager shall not have been advised by the Company or shall have discovered and disclosed to the Company that the Registration Statement or the Prospectus or any amendment or supplement thereto, contains an untrue statement of fact which in the Dealer-Manager’s opinion, or in the opinion of counsel to the Dealer-Manager, is material, or omits to state a fact which, in the Dealer-Manager’s opinion, or in the opinion of counsel to the Dealer-Manager, is material and is required to be stated therein or is necessary to make the statements therein not misleading and that has not been corrected or disclosed in one or more amendments to the Registration Statement or the Prospectus.

(c) All corporate proceedings and other legal matters incident to the authorization, form and validity of this Agreement, the Rights, the Units, the Shares, the Registration Statement and the Prospectus, and all other legal matters relating to this Agreement and the transactions contemplated hereby shall be reasonably satisfactory in all material respects to counsel for the Dealer-Manager, and the Company shall have furnished to such counsel all documents and information that they may reasonably request to enable them to pass upon such matters.

(d) On each Closing Date, there shall have been furnished to the Dealer-Manager the signed opinion and negative assurance letter (addressed to the Dealer-Manager) of Olshan Frome Wolosky LLP, counsel for the Company, dated as of the Closing Date and in form and substance reasonably satisfactory to counsel for the Dealer-Manager.

(e) The Company shall have furnished to the Dealer-Manager a certificate, dated as of each Closing Date, of its Chief Executive Officer and Chief Financial Officer stating that:

i.	To their knowledge after reasonable investigation, the representations, warranties, covenants and agreements of the Company hereof are true and correct in all material respects;

ii.	The conditions to closing set forth in this Agreement have been fulfilled;

iii.	The Company has not sustained any material loss or interference with its business, whether or not covered by insurance, or from any labor dispute or any legal or governmental proceeding;

iv.	Subsequent to the respective dates as of which information is given in the Registration Statement and the Prospectus, there has not been any Material Adverse Change; and

v.	They have carefully examined the Registration Statement and the Prospectus and, in their opinion (A) the Registration Statement and the Prospectus, as of the Effective Date, did not include any untrue statement of a material fact and did not omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (B) since the Effective Date, no event has occurred which should have been set forth in a supplement or amendment to the Registration Statement or the Prospectus.

(f) No event has occurred at the Company since the date of the latest audited financial statements included in the Prospectus any Material Adverse Change, the effect of which is, in the judgment of the Dealer-Manager, so material and adverse as to make it impracticable or inadvisable to proceed with the Offering.

(g) Neither FINRA nor Nasdaq shall have objected to the Offering.

(h) The Common Stock shall then be listed and trading on Nasdaq and, prior to their issuance, Nasdaq shall have approved the listing of the Shares, subject only to official notice of issuance.

(i) All opinions, letters, evidence and certificates mentioned above or elsewhere in this Agreement shall be deemed to be in compliance with the provisions hereof only if they are in form and substance reasonably satisfactory to counsel for the Dealer-Manager. If any of the conditions specified in this Section 10 shall not have been fulfilled when and as required by this Agreement, this Agreement and all obligations of the Dealer-Manager hereunder may be canceled at, or at any time during the Offering by the Dealer-Manager. Any such cancellation shall be without liability of the Dealer-Manager to the Company. Notice of such cancellation shall be given the Company in writing, or by telegraph or telephone and confirmed in writing.

11. Indemnification and Contribution.

(a) The Company agrees to indemnify and hold harmless the Dealer-Manager and its affiliates and any officer, director, employee or agent of the Dealer-Manager or any such affiliates and any Person controlling (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) the Dealer-Manager or any of such affiliates (collectively, the “Indemnified Parties”) from and against any and all losses, claims, damages, liabilities, expenses and actions (including stockholder actions, in respect thereof) whatsoever, under the Securities Act or otherwise (as incurred or suffered and including, but not limited to, any and all legal or other expenses incurred in connection with investigating, preparing to defend or defending any lawsuit, claim or other proceeding, commenced or threatened, whether or not resulting in any liability, which legal or other expenses shall be reimbursed by the Company promptly after receipt of any invoices therefore from the Dealer-Manager), (A) arising out of or based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any amendment thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein not misleading (other than statements or omissions made in reliance upon and in conformity with the Dealer-Manager Information), (ii) any untrue statement or alleged untrue statement of a material fact contained in any Offer Document not the Registration Statement (or any amendment or supplement thereto), in any other solicitation material used by the Company or authorized by it for use in connection with the Offering, or in any blue sky application or other document prepared or executed by the Company (or based on any written information furnished by the Company) specifically for the purpose of qualifying any or all of the Rights, Units or the Shares under the securities laws of any state or other jurisdiction (any such application, document or information being hereinafter called a “Blue Sky Application”) or arising out of or based upon the omission or alleged omission to state in any such document a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading (other than statements or omissions made in reliance upon and in conformity with the Dealer-Manager Information), (iii) any withdrawal or termination by the Company of, or failure by the Company to make or consummate, the Offering, (iv) any actions taken or omitted to be taken by an Indemnified Party with the express consent of the Company or in conformity with actions taken or omitted to be taken by the Company or (v) any failure by the Company to comply with any agreement or covenant contained in this Agreement, or (B) arising out of, relating to or in connection with or alleged to arise out of, relate to or be in connection with, the Offering, any of the other transactions or contemplated thereby or the performance of the Dealer-Manager’s services to the Company with respect to the Offering and pursuant to ancillary agreements contemplated thereby; provided, however, that in the case of clause (B) only, the Company shall not be responsible for any liabilities or expenses of any Indemnified Party that have resulted primarily from such Indemnified Party’s (x) gross negligence, bad faith or willful misconduct in connection with any of the advice, actions, inactions or services referred to herein or (y) use of any offering materials or information concerning the Company in connection with the Offering that were not authorized for such use by the Company and which use constitutes gross negligence, bad faith or willful misconduct.

(b) Promptly after receipt by an Indemnified Party of notice of any intention to commence an action, suit or proceeding or notice of the commencement of any action, suit or proceeding, such Indemnified Party will, if a claim in respect thereof is to be made against in respect of any matter for which indemnity may be sought pursuant hereto, promptly notify the Company in writing of the same. The Company shall, if requested by an Indemnified Party, assume control of the defense of any such claim including the employment of counsel reasonably satisfactory to the Indemnified Party, which counsel may also be counsel to the Company. An Indemnified Party may employ counsel to participate in the defense of any such action provided, that the employment of such counsel shall be at the Indemnified Party’s own expense, unless (i) the employment of such counsel has been authorized in writing by the Company, (ii) the Indemnified Party has reasonably concluded (based upon advice of counsel to the Indemnified Party) that there may be legal defenses available to it or other Indemnified Parties that are different from or in addition to those available to the Company, or that a conflict or potential conflict exists (based upon advice of counsel to the Indemnified Party) between the Indemnified Party and the Company that makes it impossible or inadvisable for counsel to the Indemnifying Party to conduct the defense of both the Company and the Indemnified Party (in which case the Company will not have the right to direct the defense of such action on behalf of the Indemnified Party), or (iii) the Company has not in fact employed counsel reasonably satisfactory to the Indemnified Party to assume the defense of such action within a reasonable time after receiving notice of the action, suit or proceeding, in each of which cases the reasonable fees, disbursements and other charges of such counsel will be at the expense of the Company; provided, further, that in no event shall the Company be required to pay fees and expenses for more than one firm of attorneys representing Indemnified Parties unless the defense of one Indemnified Party is unique or separate from that of another Indemnified Party subject to the same claim or action. Any failure or delay by an Indemnified Party to give the notice referred to in this paragraph may affect such Indemnified Party’s right to be indemnified hereunder to the extent that such failure or delay prejudices the Company’s ability to defend such action, suit or proceeding on behalf of such Indemnified Party, or otherwise results in harm to the Company.

(c) If the indemnification provided for in Section 11(a) is judicially determined to be unavailable (other than in accordance with the terms hereof) to any Indemnified Party otherwise entitled to indemnity in respect of any losses, claims, damages or liabilities referred to herein, then, in lieu of indemnifying such person hereunder, whether or not the Dealer-Manager is the person entitled to indemnification or reimbursement, the Company shall contribute to the amount paid or payable by the Indemnified Party as a result of such losses, claims, damages or liabilities (and expenses relating thereto) (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and the Dealer-Manager, on the other hand, of the Offering or (ii) if the allocation provided for in clause (i) above is not available, in such proportion as is appropriate to reflect not only the relative benefits referred to in such clause (i) but also the relative fault of each of the Company and the Dealer-Manager, as well as any other relevant equitable considerations; provided, however, in no event shall the Dealer-Manager’s aggregate contribution to the amount paid or payable exceed the aggregate amount of fees actually received by the Dealer-Manager under this Agreement. For the purposes of this Agreement, the relative benefits to the Company and to the Dealer-Manager of the engagement shall be deemed to be in the same proportion as (a) the total value paid or contemplated to be paid or received or contemplated to be received by the Company in the Offering, whether or not the Offering is consummated, bears to (b) the fees paid or to be paid to the Dealer-Manager under this Agreement.

(d) The Company also agrees that neither the Dealer-Manager, nor any other Indemnified Party, shall have any liability to the Company for or in connection with the Dealer-Manager’s engagement as Dealer-Manager, except for any such liability for losses, claims, damages, liabilities or expenses incurred by the Company which have resulted primarily from the Dealer-Manager’s or Indemnified Party’s bad faith, willful misconduct or gross negligence or the use of any offering material or information concerning the Company in connection with the Offering which were not authorized for such use. The foregoing agreement shall be in addition to any rights that the Dealer-Manager, the Company or any Indemnified Party may have at common law or otherwise, including, but not limited to, any right to contribution. For the sole purpose of enforcing and otherwise giving effect to the provisions of this Agreement, the Company hereby consents to personal jurisdiction and service and venue in any court in which any claim which is subject to this agreement is brought against the Dealer-Manager or any other indemnified party.

(e) The Company agrees that it will not, without the prior written consent of the Dealer-Manager, which consent shall not be unreasonably withheld, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the Dealer-Manager is an actual or potential party to such claim, action, suit or proceeding) unless such settlement, compromise or consent (i) relates solely to the payment of monetary damages and does not include any admission of liability on the part of the Dealer-Manager, and (ii) includes an unconditional release, reasonably satisfactory in form and substance to the Dealer-Manager, releasing the Dealer-Manager from all liability arising out of such claim, action, suit or proceeding.

(f) In the event that an Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against the Company in which such Indemnified Party is not named as a defendant, the Company agrees to promptly reimburse the Indemnified Party on a monthly basis for all expenses reasonably incurred by it in connection with such Indemnified Party’s appearing and preparing to appear as such a witness, including, without limitation, the reasonable fees and disbursements of its legal counsel.

(g) If multiple claims are brought, and indemnification is permitted under applicable law and provided for under this Agreement with respect to at least one of such claims, the Company agrees that any judgment or arbitration award shall be conclusively deemed to be based on claims as to which indemnification is permitted and provided for, except to the extent the judgment or arbitrate award expressly states that it, or any portion thereof, is based solely on a claim as to which indemnification is not available.

(h) The Company agrees to reimburse each Indemnified Party for all expenses as they are incurred in connection with enforcing such Indemnified Party’s rights hereunder.

12. Effective Date of Agreement; Termination.

(a) This Agreement shall become effective upon the later of the time on which the Dealer-Manager shall have received notification of the effectiveness of the Registration Statement and the time which this Agreement shall have been executed by all of the parties hereto.

(b) This Agreement shall terminate upon the earliest to occur of (i) the consummation, termination or withdrawal of the Offering or (ii) withdrawal by the Dealer-Manager pursuant to Section 4.

(c) Any termination of this Agreement pursuant to this Section 12 shall be without liability on the part of the Company or the Dealer-Manager, except as otherwise provided in Section 11 hereof. Any notice referred to above may be given pursuant to Section 14 hereof.

13. Survival of Certain Provisions. The agreements contained in Sections 3, 6, 7, 11 and 13 through 22 hereof and the representations, warranties and agreements of the Company contained in Section 5 hereof shall survive the consummation of or failure to commence the Offering and shall remain in full force and effect, regardless of any termination or cancellation of this Agreement or any investigation made by or on behalf of any indemnified party; provided that the Company’s obligations under Section 7 to reimburse the Dealer-Manager for accountable expenses are subject to FINRA Rule 5110 (g)(4)(A) in that such expenses are only reimbursable to the extent actually incurred and only if the Offering actually closes.

14. Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given and effective upon receipt if (a) delivered personally, (b) sent by email transmission, or (c) sent by nationally recognized overnight courier, to the parties hereto as follows:

If to the Dealer-Manager:

Moody Capital Solutions, Inc.

2458 Dunkerrin Lane

Atlanta, GA 30360

Attention: Mr. Richard H. Kreger, Senior Managing Director

Email: rkreger@moodycapital.com

With a copy (which shall not constitute notice) to:

Ruba Qashu, Partner

Barton LLP

711 Third Avenue
14th Floor
New York, NY 10017

Email: rqashu@bartonesq.com

If to the Company:

H. Russell Heiser Jr., Chief Executive Officer

FlexShopper, Inc.

901 Yamato Road, Suite 260

Boca Raton, FL 33431

Email: russ.heiser@flexshopper.com

With a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas, 15th Floor

New York, New York 10019

Attention: Spencer G. Feldman, Esq.

Email: sfeldman@olshanlaw.com

15. Parties. This Agreement shall inure to the benefit of and be binding upon the Dealer-Manager, the Company and their respective successors. This Agreement and the terms and provisions hereof are for the sole benefit of only those Persons, except that the representations, warranties, indemnities and agreements of the Company contained in this Agreement shall also be deemed to be for the benefit of the Person or Persons, if any, who control the Dealer-Manager within the meaning of Section 15 of the Securities Act. Nothing in this Agreement shall be construed to give any Person, other than the Persons referred to in this Section, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

16. Amendment. This Agreement may not be amended or modified except in writing signed by each of the parties hereto.

17. Governing Law; Venue. This Agreement shall be deemed to have been executed and delivered in New York and both this Agreement and the transactions contemplated hereby shall be governed as to validity, interpretation, construction, effect, and in all other respects by the laws of the State of New York, without regard to the conflicts of laws principles thereof (other than Section 5-1401 of The New York General Obligations Law). Each of the Dealer-Manager and the Company: (a) agrees that any legal suit, action or proceeding arising out of or relating to this Agreement and/or the transactions contemplated hereby shall be instituted exclusively in the Supreme Court of the State of New York, New York County, or in the United States District Court for the Southern District of New York, (b) waives any objection which it may have or hereafter to the venue of any such suit, action or proceeding, and (c) irrevocably consents to the jurisdiction of Supreme Court of the State of New York, New York County, or in the United States District Court for the Southern District of New York in any such suit, action or proceeding. Each of the Dealer-Manager and the Company further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in the Supreme Court of the State of New York, New York County, or in the United States District Court for the Southern District of New York and agrees that service of process upon the Company mailed by certified mail to the Company’s address or delivered by Federal Express via overnight delivery shall be deemed in every respect effective service of process upon the Company, in any such suit, action or proceeding, and service of process upon the underwriters mailed by certified mail to the Dealer-Manager’s address or delivered by Federal Express via overnight delivery shall be deemed in every respect effective service process upon the Dealer-Manager, in any such suit, action or proceeding. THE COMPANY (ON BEHALF OF ITSELF AND, TO THE FULLEST EXTENT PERMITTED BY LAW, ON BEHALF OF ITS RESPECTIVE EQUITY HOLDERS AND CREDITORS) HEREBY WAIVES ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED UPON, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE REGISTRATION STATEMENT, ANY PRELIMINARY PROSPECTUS AND THE PROSPECTUS.

18. Entire Agreement. This Agreement, together with the exhibit attached hereto, as the same may be amended from time to time in accordance with the terms hereof, contains the entire agreement among the parties hereto relating to the subject matter hereof and there are no other or further agreements outstanding not specifically mentioned herein.  Notwithstanding anything herein to the contrary, the Engagement Letter shall continue to be effective and the terms therein shall continue to survive and be enforceable by the parties thereto in accordance with its terms.

19. Assignment. Neither this Agreement nor any right or interest hereunder shall be assignable by the Company or the Dealer-Manager without the prior written consent of the other party hereto; provided, however, that nothing in this Section 19 shall preclude the Dealer-Manager from (i) assigning any rights hereunder to a corporation or other entity acquiring all or substantially all the assets and business, whether by operation of law or otherwise, of the Dealer-Manager, provided such entity is a registered broker-dealer, or (ii) designating another broker-dealer to perform services hereunder if the Dealer-Manager is unable to do so, provided such firm includes some or all of the Dealer-Manager’s former investment banking staff, and such firm becomes subject to the same obligations and responsibilities as the Dealer-Manager as contemplated herein as it relates to the delegated services.

20. Severability. If any term or provision of this Agreement or the performance thereof shall be invalid or unenforceable to any extent, such invalidity or unenforceability shall not affect or render invalid or unenforceable any other provision of this Agreement and this Agreement shall be valid and enforced to the fullest extent permitted by law.

21. Headings. The headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

22. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument. Delivery of a signed counterpart of this Agreement by facsimile or other electronic transmission (including ..pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature Page Follows]

If the foregoing correctly sets forth your understanding, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding agreement among us.

Very truly yours,

FLEXSHOPPER, INC.

By:
Name:
Title:

Accepted and Agreed as of
the date first written above:

MOODY CAPITAL SOLUTIONS, INC.

By:
Name:	Richard H. Kreger
Title:	Senior Managing Director

[Signature Page to Dealer-Manager Agreement]

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